FOR IMMEDIATE RELEASE

THURSDAY, JUNE 3, 2010

HELIOS ADVANTAGE INCOME FUND, HELIOS HIGH INCOME FUND, HELIOS MULTI-SECTOR

HIGH INCOME FUND AND HELIOS STRATEGIC INCOME FUND RELEASE FISCAL 2010

FINANCIALS AND JUNE 2010 DIVIDENDS

NEW YORK, NY—June 3, 2010

Audited Financial Statements

Helios Advantage Income Fund, Inc. (NYSE: HAV), Helios High Income Fund, Inc. (NYSE: HIH), Helios Multi-Sector High Income Fund, Inc. (NYSE: HMH) and Helios Strategic Income Fund, Inc. (NYSE: HSA) (each, a “Fund,” and collectively, the “Funds”) today announced that their audited financial statements for the fiscal year ended March 31, 2010 have been filed as an exhibit to a Current Report on Form 8-K for each Fund, which have been filed as of the date of this press release and are available on the Funds’ web site at http://www.brookfieldim.com/content/individual_investors/closedend_funds-1284.html.

Dividend, Net Asset Value and Discount Information

Helios Advantage Income Fund, Inc. (NYSE: HAV) today also announced that its Board of Directors declared a monthly dividend of $0.06 per share, payable on June 24, 2010 to stockholders of record on June 18, 2010. Based on the NYSE closing price of $6.45 and the net asset value of $7.19 on June 2, 2010, the Fund’s annualized dividend yield is 11.16% and the discount to NAV is 10.29%.

Helios High Income Fund, Inc. (NYSE: HIH) today also announced that its Board of Directors declared a monthly dividend of $0.06 per share, payable on June 24, 2010 to stockholders of record on June 18, 2010. Based on the NYSE closing price of $6.73 and the net asset value of $7.33 on June 2, 2010, the Fund’s annualized dividend yield is 10.70% and the discount to NAV is 8.19%.

Helios Multi-Sector High Income Fund, Inc. (NYSE: HMH) today also announced that its Board of Directors declared a monthly dividend of $0.04 per share, payable on June 24, 2010 to stockholders of record on June 18, 2010. Based on the NYSE closing price of $4.54 and the net asset value of $5.16 on June 2, 2010, the Fund’s annualized dividend yield is 10.57% and the discount to NAV is 12.02%.

Helios Strategic Income Fund, Inc. (NYSE: HSA) today also announced that its Board of Directors declared a monthly dividend of $0.04 per share, payable on June 24, 2010 to stockholders of record on June 18, 2010. Based on the NYSE closing price of $5.09 and the net asset value of $5.68 on June 2, 2010, the Fund’s annualized dividend yield is 9.43% and the discount to NAV is 10.39%.

Dividends may include net investment income, capital gains and/or return of capital. The dividend yield referenced above is calculated as the annualized amount of the most recent monthly dividend declared divided by the stated stock price.

Portfolio of Investments as of May 31, 2010

Sector Allocation as a Percentage of Total Assets

	HIH	HSA	HAV	HMH
Cash	5%	3%	5%	5%
High Yield Corporate Bonds	89%	60%	88%	89%
Investment Grade Corporate Bonds	2%	30%	3%	2%
Equities	4%	7%	4%	4%

Credit Allocation as a Percentage of Total Assets(1)

	HIH	HSA	HAV	HMH
BBB	1%	29%	3%	1%
BB	35%	25%	36%	38%
B	38%	28%	36%	36%
CCC	18%	14%	18%	18%
Not rated	2%	1%	2%	2%
Cash	6%	3%	5%	5%

The Funds use their web site as a channel of distribution of material company information. Financial and other material information regarding the Funds is routinely posted on and accessible at http://www.brookfieldim.com/. The Funds historically have provided the sector allocation and credit allocation of their portfolios of investments noted above as part of their monthly dividend announcements. Since Brookfield Investment Management Inc. assumed management of the Funds on July 29, 2008, substantially all of the portfolio holdings held on such date have been sold and, as previously announced, the Funds’ portfolios have been repositioned, in accordance with the Funds’ stated investment objectives and strategies. Each Fund is now invested in a diversified portfolio across a wide range of asset categories, consisting primarily of high yield corporate bonds, investment grade corporate bonds and equities. It is expected that sector and credit allocation information will be posted only on the Funds’ website for future periods.

About the Funds and Their Manager

Since July 29, 2008, Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. have been managed by Brookfield Investment Management Inc., an SEC- registered investment advisor specializing in core fixed income, high yield, structured products (Commercial MBS, Residential MBS and ABS) as well as global REITs and listed infrastructure securities. Headquartered in New York, the firm had approximately $24 billion of assets under management(2) as of March 31, 2010. Brookfield Investment Management Inc. is a subsidiary of Brookfield Asset Management Inc., a global asset manager focused on property, power and other infrastructure assets with approximately $100 billion of assets under management as of March 31, 2010.

(1)	Credit allocation excludes equities.

(2)	Includes assets managed through AMP Capital Brookfield Pty Limited.

COMPANY CONTACT

Helios Advantage Income Fund, Inc.

Helios High Income Fund, Inc.

Helios Multi-Sector High Income Fund, Inc.

Helios Strategic Income Fund, Inc.

Three World Financial Center

200 Vesey Street, 10th Floor

New York, NY 10281-1010

(800) 497-3746

funds@brookfield.com

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